UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2003

CAPTARIS, INC.

(Exact name of registrant as specified in its charter)

Washington	0-25186	91-1190085
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10885 N.E. 4th Street

Bellevue, Washington 98004

(Address of principal executive offices, including zip code)

(425) 455-6000

(Registrant’s telephone number, including area code)

Item 2.	Acquisition or Disposition of Assets

Captaris, Inc. (“Captaris”) and its wholly-owned subsidiary MediaTel Corporation (Delaware) (“MediaTel”) entered into an asset purchase agreement dated September 15, 2003 to sell the assets of MediaLinq, an outsourced division of Captaris operated by MediaTel, to Xpedite Systems, Inc. (“Xpedite”). MediaLinq provides outsourced e-document delivery services, primarily consisting of a broadcast fax and permission e-mail service, and including permission and e-mail delivery, fax broadcast, fax merge, fax on demand, “MortgageExpress,” “Travel Express,” “WebLinq,” and “MediaLinqClient” services. Under the terms of the asset purchase agreement among Captaris, MediaTel and Xpedite, the purchase price paid by Xpedite is $15 million, subject to a post-closing net working capital adjustment, and the assumption of certain liabilities. The terms of the asset purchase agreement and the purchase price were determined by negotiations between the parties.

Concurrent with the sale transaction, Captaris and Xpedite also entered into license and reseller agreements under which Captaris will license its fax to mail technology to Xpedite in return for minimum compensation of $2 million over a three-year period, and the parties will cooperate in providing mutual resale opportunities for each other’s products and services.

Prior to these transactions, there were no material relationships between Xpedite and Captaris or between Xpedite and any of Captaris’ affiliates, directors or officers, or any associate of any such director or officer.

Copies of the asset purchase agreement and the press release announcing the transactions are filed as Exhibits 2.1 and 99.1, respectively, to this Report on Form 8-K.

Captaris will host a conference call at 6 a.m. PT / 9 a.m. ET on Thursday, September 18, 2003. The live Web cast of the conference call can be accessed from the Investor Relations section of the Captaris Web site at www.Captaris.com. The dial-in number is 800-240-5318 and no access code is required.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits

(a) Financial Statements of Businesses Acquired

Not applicable.

(b) Pro Forma Financial Information

The pro forma financial information required with respect to the transactions described in Item 2 above is not included in this Report and will be filed by amendment to this Form 8-K as soon as practicable, and in any event, within 60 days after the required filing date for this Form 8-K.

(c) Exhibits

Exhibit No.	Description
2.1	Asset Purchase Agreement by and among Captaris, Inc., MediaTel Corporation and Xpedite Systems, Inc., dated September 15, 2003.

99.1	Press Release, dated September 16, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPTARIS, INC.

Date: September 17, 2003	By:	/s/ PETER PAPANO
Peter Papano Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Asset Purchase Agreement by and among Captaris, Inc., MediaTel Corporation and Xpedite Systems, Inc., dated September 15, 2003.

99.1	Press Release, dated September 16, 2003.